Calculations based on 22.7M shares outstanding ILLUSTRATIVE VALUATION RANGE Assumes buyer of Outlet taking on all Outlet-related liabilities. Placeholder estimate for transaction fees including advisory, legal, financing and amendment fees. ESL PROPOSAL [ DRAFT – Subject to Change] Exhibit (c)(10)

Calculations based on 23.4M shares outstanding, including 0.7M RSUs ILLUSTRATIVE VALUATION RANGE Assumes buyer of Outlet taking on all Outlet-related liabilities. Placeholder estimate for transaction fees including advisory, legal, financing and amendment fees. ESL PROPOSAL [ DRAFT – Subject to Change]